EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


        The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements. GS Information Systems FSC Ltd, GSE Systems International Ltd, MSHI, Inc., GSE Power Systems AB and GSE Process Solutions, Inc. are wholly owned subsidiaries of GSE Systems, Inc. GP International Engineering & Simulation, Inc. and GSE Services Company L.L.C. are wholly owned subsidiaries of GSE Power Systems, Inc. which is a wholly owned subsidiary of MSHI, Inc. GSE Process Solutions B.V. is a wholly owned subsidiary of GSE Process Solutions, Inc. GSE Process Solutions Belgium N.V. and GSE Process Solutions Singapore (Pte) Limited are wholly owned subsidiaries of GSE Process Solutions B.V. J. L. Ryan, Inc., acquired by GSE Power Systems, Inc. in December 1997, has been merged with and into GSE Power Systems, Inc. as of February 1998, with GSE Power Systems, Inc. being the surviving corporation.

Name                                               Jurisdiction of Organization
----                                               ----------------------------

GS Information Systems FSC Ltd.                    Barbados

GSE Systems International Ltd.                     State of Delaware

MSHI, Inc.                                         State of Virginia

GSE Power Systems, Inc.                            State of Delaware

GP International Engineering & Simulation, Inc.    State of Delaware

GSE Services Company L.L.C.                        State of Delaware

GSE Power Systems AB                               Sweden

GSE Process Solutions, Inc.                        State of Delaware

GSE Process Solutions B.V.                         Netherlands

GSE Process Solutions Belgium N.V.                 Belgium

GSE Process Solutions Singapore (Pte) Limited      Singapore